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                                                    Exhibit 99.1

                             [HYBRIDON LETTERHEAD]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

               HYBRIDON STOCK TO BE QUOTED ON OTC BULLETIN BOARD

     CAMBRIDGE, Mass., December 3 -- Hybridon, Inc., today announced that, effective as of the close of business on December 2, 1997, the Company's Common Stock was delisted from The Nasdaq National Market. The Company's Common Stock will be quoted on the OTC Bulletin Board under the "HYBN" commencing today.

     "Our current level of net tangible assets disqualified us from continued listing on the Nasdaq National Market, given our capital structure, including the $50.0 million of 9% Convertible Subordinated Notes currently outstanding," said E. Andrews Grinstead, III, the Company's Chairman, President and Chief Executive Officer. "The Company is exploring a range of financing options."

     As previously announced, the Company intends to effect the proposed five-for-one reverse stock split of its Common Stock as of December 10, 1997.

     Hybridon, headquartered in Cambridge, Massachusetts, is a leader in the discovery and development of novel genetic medicines for the treatment of important diseases, based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

                                     # # #

     This press release contains forward-looking statements that involve a number of risks and uncertainties. There can be no assurance that the Company will consummate any of the financing options it is exploring or as to the term of any such financing options.

                    Leadership in Genetic Antisense Medicine